205 DATURA STREET
                                                       WEST PALM BEACH, FL 33401
                                                                 (561) 803-9900
PRESS RELEASE
FOR IMMEDIATE RELEASE

      Fidelity Bankshares Completes Acquisition of First Community Bancorp

West Palm Beach, FL, April 4, 2005 -- Fidelity Bankshares, Inc., (Nasdaq: FFFL) the holding company for Fidelity Federal Bank & Trust, announced today completion of the acquisition of First Community Bancorp in an exchange of cash and stock. First Community, headquartered in Pahokee, Fla., operates First Community Bank of Palm Beach County, a Florida state-chartered bank. In connection with the merger, First Community Bank of Palm Beach County merged its five Palm Beach County branches into Fidelity Federal Bank & Trust giving Fidelity a total of 47 branches and two loan offices.

The transaction is valued at approximately $27.1 million. Under the terms of the agreement, stockholders of First Community are entitled to receive cash of $14.75 per share and 0.59055 shares of Fidelity common stock for each share of First Community owned. First Community stock options will be cashed out for the in-the-money value of such options. Fidelity will pay an aggregate of approximately $13.0 million in cash and issue approximately 525,000 shares of its common stock. The transaction is expected to be accretive to earnings in the first year.

Fidelity Chairman and CEO Vince A. Elhilow, said, "First Community Bancorp is an outstanding fit with Fidelity. The acquisition adds assets of over $163 million and deposits of over $146 million along with five banking offices in Pahokee, Belle Glade, Wellington, Royal Palm Beach, and Loxahatchee. We are particularly pleased to welcome the fine people who manage and run First Community Bancorp into our company. We are confident they are going to be a great asset to us and our stockholders."

Ryan Beck & Co. served as financial advisor to Fidelity Bankshares, Inc. in the transaction, and Luse Gorman Pomerenk & Schick, P.C. served as legal advisor. Austin Associates, LLC served as financial advisor to First Community Bancorp, Inc. in the transaction, and Werner & Blank served as legal advisor.

An   investment    profile   on   Fidelity    Bankshares   may   be   found   on
http://www.hawkassociates.com/fffl/profile.htm.

As of December 31, 2004, Fidelity Bankshares, Inc., through its subsidiary Fidelity Federal Bank & Trust, has assets of $3.5 billion and deposits of $2.8 billion.

For more information, contact Chairman and CEO Vince A. Elhilow or Chief Financial Officer Richard D. Aldred at (561) 803-9900, or Frank Hawkins or Julie Marshall, Hawk Associates, Inc., at (305) 852-2383, e-mail: info@hawkassociates.com. Information about Fidelity Bankshares, Inc. can be found on http://www.fidelityfederal.com. Copies of Fidelity Bankshares press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found on http://www.hawkassociates.com.

Forward-Looking Statements: When used in this report, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the company's market area and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The company wishes to advise readers that the factors listed above could affect the company's financial performance and could cause the company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.